Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Ambow Education Holding Ltd. on Form F-1 Amendment # 5 (File Number 333-220207) of our report dated March 23, 2017, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2015 and 2016 and for the years ended December 31, 2014, 2015 and 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Guangzhou, China

March 9, 2018

GUANGZHOU OFFICE • Ste.1712 • CTF Finance Center • 6 Pearl River East Rd. • Pearl River New Town
Tianhe Dist., Guangzhou • 510623 • Phone 8620.3877.0819 • Fax 8620.8072.0039 • www.marcumbp.com